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                        CERTIFICATE OF DESIGNATIONS
                            ICHOR CORPORATION


     ICHOR Corporation, a Delaware corporation (the "Corporation"), desires to designate the rights and preferences of a series of preferred stock (the "Special Voting Preferred Stock") in accordance with the Corporation's Certificate of Incorporation and Section 151 of the Delaware General Corporation Law. Jin-Soo Choi, the President and a Director of the Corporation, hereby certifies the following:

     1. This Certificate is the act and deed of Jin-Soo Choi, the President and a Director of the Corporation. The facts stated in this Certificate are true.

     2. The resolutions attached as Exhibit A were duly adopted by the Board of Directors of the Corporation effective March 19, 2001.

     3. The number of shares of Special Voting Preferred Stock to which the resolutions at Exhibit A apply is one (1) share.


     DATED March 19, 2001.


                                             /s/ Jin-Soo Choi
                                             ---------------------------
                                             Jin-Soo Choi
                                             President and Director


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                                 EXHIBIT A


                            DIRECTORS' RESOLUTIONS
                            ----------------------

BE IT RESOLVED THAT:

1. A series of Preferred Stock be and is hereby designated as "Special Voting Preferred Stock" (the "Special Voting Preferred Stock").

2. The number of Special Voting Preferred Stock in the capital of the Corporation be and is hereby fixed at one (1).

3. The Special Voting Preferred Stock shall have attached thereto the special rights and restrictions, as a series, in substantially the form set out in Schedule "A" hereto, with such changes, additions and alterations thereto as any one director or officer of the Corporation may deem necessary or desirable, and that the constating documents of the Corporation be amended as necessary to incorporate same.

4. Any one director or officer of the Corporation be and is hereby authorized to execute and deliver the Certificate of Designations relating to the Special Voting Preferred Stock for and on behalf of the Corporation.


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                                SCHEDULE "A"


A series of Preferred Stock, designated Special Voting Preferred Stock (the "Special Voting Preferred Share") shall have attached thereto, in addition to the rights, privileges, restrictions, conditions and limitations attaching to the Preferred Stock as a class, the following rights, privileges, restrictions and conditions:

1.   Number of Shares.  There shall be one Special Voting Preferred Share.
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2.   Dividends or Distributions.  Neither the holder nor, if different,
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     the owner of the Special Voting Preferred Share shall be entitled to receive dividends or distributions in its capacity as holder or owner thereof.

3.   Voting Rights.  Except as provided in section 4 below, the holder of
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     the Special Voting Preferred Share shall have the following voting rights:

     (a) The holder of the Special Voting Preferred Share shall be entitled to vote on each matter on which holders of the shares (the "Common Shares") of common stock of ICHOR Corporation (the "Corporation"), $0.01 par value per share or stockholders generally are entitled to vote, and the holder of the Special Voting Preferred Share shall be entitled to cast on each such matter a number of votes equal to the number of exchangeable preferential non voting shares of class B of 6543 Luxembourg S.A. (the "Exchangeable Preferred Shares") then outstanding:

          (i)   that are not owned by the Corporation or its affiliates;
                and

          (ii) as to which the holder of the Special Voting Preferred Share has duly and timely received voting instructions from the holders of such Exchangeable Preferred Shares in accordance with the terms of such Exchangeable Preferred Shares or any agreement governing the provision of voting instructions to the holder of the Special Voting Preferred Share, multiplied by 1,066.44, subject to adjustment as determined by the board of directors of LuxCo as a result of:

          (iii) the subdivision, redivision or change of the then outstanding Common Shares into a greater number of Common Shares;

          (iv) the reduction, combination or change of the then outstanding Common Shares into a lesser number of Common Shares; or

          (v) the reclassification or other change of the Common Shares or the effectuation of an amalgamation, merger, reorganization or other transaction affecting the Common Shares; and


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     (b)   Except as otherwise provided herein or by applicable law, the holder of the Special Voting Preferred Share and the holders of Common Shares shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of stockholders of the Corporation.

4.   Liquidation Rights.  In the event of voluntary or involuntary
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     liquidation, dissolution or winding up of the Corporation, the holder of the Special Voting Preferred Share shall be entitled to receive out of the assets of the Corporation available for distribution to the stockholders, an amount equal to $1.00 before any distribution is made on the Common Shares or any other stock ranking junior to the Special Voting Preferred Share as to distribution of assets upon voluntary or involuntary liquidation. After payment of the full amount of the liquidation preference of the Special Voting Preferred Share, the holder of the Special Voting Preferred Share shall not be entitled to any further participation in any distribution of assets of the Corporation.

     For the purposes of this section 4, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other entities shall be deemed to be a voluntary or involuntary liquidation.

5.   No Redemption; No Sinking Fund.  The Special Voting Preferred Share
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     shall not be subject to redemption by the Corporation or at the option of its holder, except that at such time as no Exchangeable Preferred Shares (other than Exchangeable Preferred Shares owned by the Corporation or its affiliates) shall be outstanding, the Special Voting Preferred Share shall automatically be redeemed and cancelled, with an amount of $1.00 due and payable upon such redemption.

     The Special Voting Preferred Share shall not be subject to or entitled to the operation of a retirement or sinking fund.

6.   Ranking.  The Special Voting Preferred Share shall rank senior to all
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     series of Common Shares of the Corporation and junior to all series of Preferred Stock of the Corporation.

7.   Restrictions.  During the term of the Voting Agreement, no term of
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     the Special Voting Preferred Share shall be amended, except upon approval of the holder of the Special Voting Preferred Share.